UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2015

NCL CORPORATION LTD.

(Exact name of Registrant as specified in its charter)

Bermuda

(State of Incorporation)

333-128780

(Commission File Number)

20-0470163

(I.R.S. Employer Identification No.)

7665 Corporate Center Drive Miami, Florida	33126
(Address of principal executive offices)	(Zip Code)

(305) 436-4000

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Secondary Public Offering

On December 14, 2015, Norwegian Cruise Line Holdings Ltd. (the “Company”), which is the direct parent company of NCL Corporation Ltd., issued a press release announcing a secondary public offering of its ordinary shares by certain selling shareholders affiliated with Apollo Global Management, LLC and Genting Hong Kong Limited and concurrent share repurchase of its ordinary shares from the underwriter (the “Share Repurchase”). The press release is attached hereto as Exhibit 99.1 and is incorporated in this Item 8.01 by reference.

Share Repurchases

During the period from October 1, 2015 to December 10, 2015, the Company repurchased 1,399,961 of its ordinary shares, at an average purchase price per share of $57.02, as part of its existing $500.0 million share repurchase program that was previously approved by the Company’s Board of Directors in April 2014. Following such repurchases, the Company has remaining authorization to repurchase up to approximately $333.5 million of its ordinary shares under the repurchase program. After giving effect to the Share Repurchase, the Company will have remaining authorization to repurchase up to approximately $313.5 million of its ordinary shares under the repurchase program.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release issued by Norwegian Cruise Line Holdings Ltd. on December 14, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, NCL Corporation Ltd. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 14, 2015	NCL CORPORATION LTD.

	By:	/s/ WENDY A. BECK
Wendy A. Beck
Executive Vice President
and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release issued by Norwegian Cruise Line Holdings Ltd. on December 14, 2015.